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Exhibit 5

[Letterhead of Willkie Farr & Gallagher LLP]

March 31, 2005

Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Ladies and Gentlemen:

        We are delivering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") initially filed by Level 3 Communications, Inc. (the "Company"), on March 31, 2005, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to (i) $294,732,000 aggregate principal amount at maturity of 9% Convertible Senior Discount Notes due 2013 issued by the Company on October 24, 2003 (collectively, the "Notes"), and (ii) shares of the Company's common stock, $0.01 par value per share (the "Shares"), issuable upon conversion of the Notes. The Notes have been issued pursuant to an Indenture, dated as of October 24, 2003, between the Company and The Bank of New York, as trustee, as amended by the First Supplemental Indenture dated as of February 18, 2005 (as amended, the "Indenture"). The Notes and the Shares are to be offered and sold by certain selling securityholders of the Company from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and such other documents relating to the incorporation of the Company and to the authorization and issuance of the Notes and the Shares, including the Indenture and Registration Statement, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. In rendering the opinions expressed below, as to questions of fact material to such opinions we have relied upon certificates of public officials.

        Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.
The Company is validly existing under the laws of the State of Delaware;

2.
The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally, and (ii) general principals of equity, regardless of whether enforceability is considered in a proceeding at law or equity; and

3.
The Shares issuable upon conversion of the Notes have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

        In rendering the foregoing opinions, we do not express an opinion concerning any laws other than the laws of the State of New York and the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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  Exhibit 5